Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
DISH Network Corporation:
We consent to the incorporation by reference in the following registration statements of DISH Network Corporation and subsidiaries (the Company) of our report dated March 2, 2009, with respect to the consolidated balance sheets of DISH Network Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit), cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of DISH Network Corporation and subsidiaries.
Our report refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.

Form	Registration Statement No.	Description

S-8	333-146962	2004 Sling Media, Inc. Stock Plan
S-8	333-136603	Amended and Restated 1997 Employee Stock
Purchase Plan; Amended and Restated 2001
Nonemployee Director Stock Option Plan
S-8	333-106423	1999 Stock Incentive Plan
S-8	333-66490	2001 Nonemployee Director Stock Option Plan
S-8	333-59148	2000 Launch Bonus Plan
S-8	333-31890	401(k) Employees’ Savings Plan
S-8	333-95099	1999 Launch Bonus Plan
S-8	333-74779	401(k) Employees’ Savings Plan
S-8	333-51259	1998 Launch Bonus Plan
S-8	333-48895	401(k) Employees’ Savings Plan
S-8	333-36791	1997 Employee Stock Purchase Plan
S-8	333-36749	1997 Launch Bonus Plan
S-8	333-22971	401(k) Employees’ Savings Plan
S-8	333-11597	1996 Launch Bonus Plan
S-8	333-05575	1995 Nonemployee Director Stock Option Plan
S-8	033-80527	1995 Stock Incentive Plan

/s/ KPMG LLP

Denver, Colorado
March 2, 2009